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                                                 FILE PURSUANT TO RULE 424(B)(4)
                                                      REGISTRATION NO. 333-83983

PROSPECTUS

                                1,239,998 SHARES

                            CARREKER-ANTINORI, INC.

                                  COMMON STOCK

    This prospectus relates to the offering of up to 1,239,998 shares of common stock of Carreker-Antinori, Inc., which is not being underwritten. We are registering the shares of common stock for the accounts of some of our stockholders who received shares of our common stock in connection with an acquisition.

    We will not receive any of the proceeds from the sale of the shares offered by this prospectus. All the expenses related to the registration of the shares will be paid by us, except that the selling stockholders will pay any underwriting, brokerage or related fees, discounts, commissions or the fees or expenses of counsel or advisors to the selling stockholders.

    The selling stockholders may sell the shares of common stock directly or through one or more broker-dealers on the Nasdaq National Market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. See "Plan of Distribution."

    Our common stock is traded on the Nasdaq National Market under the symbol "CANI." On August 4, 1999, the last reported sale price for the common stock on the Nasdaq National Market was $6.88 per share.

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    INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
FACTORS" BEGINNING ON PAGE 4.
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    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 THE DATE OF THIS PROSPECTUS IS AUGUST 6, 1999.

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                               TABLE OF CONTENTS

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
Where You Can Find More Information.......................................     2
Information Incorporated by Reference.....................................     2
Note Regarding Forward-Looking Statements.................................     3
Carreker-Antinori, Inc....................................................     3
Risk Factors..............................................................     4
Use of Proceeds...........................................................    13
Selling Stockholders......................................................    14
Plan of Distribution......................................................    15
Legal Matters.............................................................    16
Experts...................................................................    16

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and therefore we file annual, quarterly and current reports, proxy statements and other information with the Securities Exchange Commission ("SEC" or "Commission"). You may read and copy any of the reports, proxy statements and any other information that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Our common stock is quoted on the Nasdaq National Market under the trading symbol "CANI." Reports, proxy and information statements and other information about us may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended ("Securities Act"), with respect to the shares of common stock offered in this prospectus. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information about us and our common stock, we refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all respects by such reference. You can review and copy the registration statement and its exhibits and schedules from the SEC at the address listed above or from its Internet site.

                     INFORMATION INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information by referring you to other documents that we file with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and future filings we will make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering of these shares is terminated:

(1) Our annual report on Form 10-K for the fiscal year ended January 31, 1999;

(2) The description of our capital stock contained in our registration statement on Form 8-A filed with the Commission on May 5, 1998 pursuant to Section 12(g) of the Exchange Act

(3) Our current report on Form 8-K dated February 12, 1999;

(4) Our current report on Form 8-K/A dated April 14, 1999; and

(5) Our quarterly report on Form 10-Q for the quarterly period ended April 30, 1999.

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    We will provide without charge to you, upon your written or oral request, a copy of any or all of the information incorporated by reference in this prospectus. Requests should be directed to:

                            Carreker-Antinori, Inc.
                       4055 Valley View Lane, Suite 1000
                              Dallas, Texas 75244
Attention: James L. Dow, Senior Vice President, Administration and Legal Affairs
                        Telephone number (972) 458-1981

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus and the documents incorporated by reference contain forward looking statements within the meaning of the Securities Act and the Exchange Act. Generally, these forward-looking statements, include but are not limited to, statements about our plans, objectives, expectations, intentions and other statements contained in this prospectus that are not historical facts. You can identify these statements by forward-looking words, such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "may," "will" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other forward-looking information. We caution readers that these forward-looking statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control and may influence the accuracy of the statements and projections upon which the statements are based. The factors listed in the section captioned "Risk Factors" as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                            CARREKER-ANTINORI, INC.

    We are a leading provider of integrated consulting and software solutions that enable banks to increase their revenues, reduce their costs and enhance their delivery of customer services. Our offerings are delivered through three divisions, each consisting of several groups. We believe that our 20 years of experience in the banking industry, combined with our advanced technological expertise, positions us to effectively address and anticipate the challenges and opportunities faced by banks in today's increasingly competitive environment. Our customers include approximately 170 depositary financial institutions, including 70 of the largest 100 banks in the United States.

    References in this prospectus to "Carreker-Antinori, Inc.," "Carreker," "we," "our," and "us" refer to Carreker-Antinori, Inc. and our consolidated subsidiaries and predecessors. Our Web site is http://www.carreker.com. Information contained in our Web site does not constitute part of this prospectus. The address of our principal executive offices is 4055 Valley View Lane, Suite 1000, Dallas, Texas 75244, and our telephone number is (972) 458-1981.

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                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE BEFORE PURCHASING OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING RISKS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

WE DEPEND ON THE BANKING INDUSTRY FOR OUR PERFORMANCE

    We derive substantially all of our revenues from solutions provided to banks and other participants in the banking industry. Our future success and growth significantly depends upon the continued demand for our solutions within this industry. We believe that an important factor in our growth has been the substantial change in the banking industry, as manifested by continuing consolidation, regulatory change, technological innovation and other trends. If this environment of change were to slow, we could experience reduced demand for our solutions. In addition, the banking industry is sensitive to changes in economic conditions and is highly susceptible to unforeseen events, such as political instability, recession, inflation or other adverse occurrences that may result in a significant decline in the utilization of bank services. Any event that results in decreased consumer or corporate use of bank services, or increased pressures on banks towards the in-house development and implementation of revenue enhancement or cost reduction measures, could have a material adverse effect on our business.

THERE ARE MANY FACTORS, INCLUDING SOME BEYOND OUR CONTROL, THAT MAY CAUSE
  FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS

    We have experienced in the past, and expect to experience in the future, significant fluctuations in quarterly operating results. These fluctuations may be caused by many factors, including but not limited to the following:

    - The extent and timing of revenues recognized and costs incurred under value-pricing contracts

    - The degree of customer acceptance of new solutions

    - The introduction of new or enhanced solutions by us or our competitors

    - Budget concerns of customers

    - Competitive conditions in the industry

    - Seasonal factors

    - Bank purchasing cycles

    - Timing of consolidation decisions by banks

    - The extent of banks' international expansion

    - General economic conditions.

    In addition, the volume and timing of our contract signings during a quarter are difficult to forecast, particularly in light of our historical tendency to have a disproportionately large portion of contract signings in the final weeks of a quarter. Due to these factors, many of which are beyond our control, our quarterly revenues and operating results are difficult to predict.

    Any failure to achieve expected revenue in any fiscal quarter or an unanticipated variation in the recognition of revenues can cause significant variations in our operating results from quarter to quarter. It is possible that in one or more future quarters our results may fall below the expectations of

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securities analysts and investors. This could result in losses in some future quarter or have a material adverse effect on our business.

THE LOSS OF A KEY CUSTOMER MAY SEVERELY REDUCE OUR REVENUES BECAUSE A SMALL
  NUMBER OF CUSTOMERS ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR BUSINESS

    There can be no assurance that we will be successful in maintaining our existing customer relationships or in securing additional major customers. In addition, there can be no assurance that we can retain or increase the volume of business that we do with our existing customers. In particular, continuing consolidation within the banking industry may result in the loss of one or more significant customers. Any failure by us to retain one or more of our large customers, maintain or increase the volume of business done for our customers or establish profitable relationships with additional customers would have a material adverse effect on our business.

    Our five largest customers accounted for approximately 35%, 44% and 36% of total revenues during the years ended January 31, 1999, 1998 and 1997, respectively. While our significant customers have changed from period to period, Wells Fargo & Company (including the former Norwest Corporation) has consistently ranked as one of our top customers, and accounted for approximately 11%, 13% and 15% of total revenues during the years ended January 31, 1999, 1998 and 1997 respectively. Our largest customer during the year ended January 31, 1998 was Fleet Financial Group, Inc., which accounted for approximately 14% of total revenues in that period. Further, inasmuch as approximately 87% and 85% of our total revenues in the year ended January 31, 1999 were derived from companies who were our customers in the years ended January 31, 1998 and 1997, respectively, we are dependent to a significant degree on our ability to maintain our existing relationships with these customers.

OUR FIXED-PRICE AND VALUE-PRICED ARRANGEMENTS FOR CUSTOMER PROJECTS MAY REDUCE
  OUR REVENUES AND NET INCOME

    We derive revenues from our solutions based on a time-and-materials, fixed-price, and value-priced basis. In connection with fixed-price projects, we occasionally incur costs in excess of our projections and as a result achieve lower margins than expected or may incur losses with respect to these projects. In connection with value-priced projects, we are paid based on an agreed percentage of either projected or actual increased revenues or decreased costs derived by the bank over a period of up to twelve months following the implementation of our solutions. We typically must first commit time and resources to develop such projections before a bank will commit to purchase our solutions, and therefore assume the risk of making these commitments and incurring related expenses with no assurance that the bank will purchase the solutions. In addition, from time to time, a customer will not achieve projected revenues or savings because it belatedly decides not to implement our solutions or the solutions do not produce the projected results, in which case we may not be able to collect any or all of the fees provided for in the customer's contract. The nature of our fixed-priced and value-priced arrangements can result in decreased operating margins or losses and could materially and adversely affect our business.

WE ARE GROWING RAPIDLY AND WE MAY NOT HAVE THE RESOURCES TO EFFECTIVELY MANAGE
  ADDITIONAL GROWTH

    We have experienced significant growth in recent years, and anticipate that additional expansion may be required in order to address potential market opportunities. Our recent growth and potential future growth have placed significant demands on management, as well as on our administrative, operational and financial resources. We anticipate that we will need to recruit large numbers of qualified personnel in all areas of our operations, including management, sales, marketing, delivery and software development. There can be no assurance that we will be effective in attracting and retaining additional qualified personnel, expanding our operational capacity or otherwise managing growth. In

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addition, there can be no assurance that our systems, procedures or controls will be adequate to support any expansion of our operations. As a result of acquisitions and continued growth, the needs of our management information systems is expected to expand and/or change, which could result in the implementation of new or modified management information systems and/or procedures. This may necessitate additional training to existing personnel or the hiring of additional personnel. If we cannot implement the new, or modified, management information system in a timely manner, our ability to manage growth effectively or generate timely quarterly reports could be materially and adversely affected. Our inability to sustain or manage any additional growth could have a material adverse effect on our business.

OUR SOLUTIONS MAY NOT GAIN MARKET ACCEPTANCE, WHICH COULD ADVERSELY HARM OUR
  BUSINESS

    Our success depends upon the continued demand for our solutions. Market acceptance of our existing and future solutions depends on several factors including:

    - The ease with which our solutions can be implemented and used

    - The performance and reliability of our solutions

    - The degree to which customers achieve expected revenue gains, cost savings and performance enhancements

    - The extent to which our customers and prospective customers are able to implement alternative approaches to meet their business development and cost-saving needs

    Some of the foregoing factors are beyond our control. There can be no assurance that our customers will realize the intended benefits of our solutions or that our solutions will achieve continued or increased market acceptance. Any significant or ongoing failure to achieve such benefits or to maintain or increase market acceptance would restrict substantially the future growth of us and could have a material adverse effect on our business.

THE ABSENCE OF LONG-TERM AGREEMENTS WITH OUR CUSTOMERS MAY ADVERSELY AFFECT OUR
  OPERATING RESULTS

    We typically provide services to customers on a project-by-project basis without long-term agreements. When a customer defers, modifies or cancels a project, we must be able to rapidly redeploy our personnel to other projects in order to minimize the underutilization of our personnel and the resulting adverse impact on operating results. In addition, our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in progress. As a result, any termination, significant reduction or modification of our business relationships with any of our significant customers or with a number of smaller customers could have a material adverse effect on our business.

OUR SOFTWARE AND SOLUTIONS MAY CONTAIN DEFECTS OR ERRORS, WHICH CAN HARM OUR
  BUSINESS AND THAT OF OUR CUSTOMERS

    Our solutions at times in the past have been, and in the future may be, incompatible with the operating environments of our customers or inappropriate to address their needs, resulting in additional costs being incurred by us in rendering services to our customers. Our software occasionally has contained undetected errors, or "bugs," which become apparent through use of the software. Because our new or enhanced software initially is installed at a limited number of sites and operated by a limited number of users, such errors and/or incompatibilities may not be detected for a number of months after delivery of the software. These errors in the past have resulted in the deployment of our personnel and funds to cure errors, resulting in cost overruns and delays in solutions development and enhancement. Moreover, solutions with substantial errors could be rejected by or result in damages to

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customers, which could have a material adverse effect on our business. There can be no assurance that errors or defects will not be discovered in the future, potentially causing delays in solution implementation or requiring design modifications that could adversely affect our business, operating results and financial condition. It is also possible that errors or defects in our solutions could give rise to liability claims against us.

WE MAY LOSE MARKET SHARE AND BE REQUIRED TO REDUCE PRICES AS A RESULT OF OUR
  INTENSELY COMPETITIVE MARKETS

    We compete in markets that are rapidly evolving, intensely competitive and involve continually changing technology and industry standards. We may not be successful in competing against our current and future competitors. We compete with third-party providers of services and software products to the banking industry that include consulting firms and software companies. Competitive firms providing consulting services include Andersen Consulting, Electronic Data Systems Corporation and KMPG Peat Marwick LLP. Software companies include Earnings Performance Group, Inc., PegaSystems Inc., Sterling Commerce, Inc., HNC Software Inc., and Transoft International, Inc.

    We may experience increased competition from current and potential competitors, many of which have significantly greater financial, technical, marketing and other resources than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies or changes in customer requirements, or be able to devote greater resources to the development, promotion and sale of their products. Also, several of our current and potential competitors have greater name recognition and larger customer bases than we do, which may give these competitors leverage to increase market share at our expense. We expect to face increased competition as other established and emerging companies enter the banking services market. Competitive pressures could result in price reductions, fewer customers and loss of market shares prices. Our inability to compete effectively could have a material adverse effect on our business.

COMPETITION FROM OUR CUSTOMERS COULD LOWER THE VALUE OF OUR SERVICES

    We experience competition from our customers and potential customers, who may create services that are more attractive than our services. From time to time, these potential customers develop, implement and maintain their own services and applications for revenue enhancements, cost reductions and/or enhanced customer services, rather than purchasing services and related products from third parties. As a result, we must continuously educate existing and prospective customers about the advantages of purchasing our solutions. There can be no assurance that these customers or other potential customers will perceive sufficient value in our solutions to justify investing in them. In addition, customers or potential customers could enter into strategic relationships with one or more of our competitors to develop, market and sell competing services or products, which could have a material adverse effect on our business.

WE FACE LEGAL AND TAX RISKS RELATING TO OUR USE OF INDEPENDENT CONTRACTORS

    We use independent contractors in connection with our consulting services and software development. Since we do not treat these individuals as our employees, we do not pay federal or state employment taxes or withhold federal or state employment or income taxes from compensation paid to these individuals. We also do not consider these persons to qualify for coverage or benefits provided under our employee benefit plans or include these persons when evaluating the compliance of our employee benefit plans with the requirements of the Internal Revenue Code. Additionally, we do not treat such persons as employees for purposes of worker's compensation, labor and employment, or other legal purposes. From time to time, we may face legal challenges to the appropriateness of the characterization of such persons as independent contractors from governmental agencies, the independent contractors themselves or some other person or entity. The determination of such a legal

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challenge generally will be determined on a case-by-case basis in view of the particular facts of each case. The fact-specific nature of such a determination raises the risk that from time to time an individual that we have characterized as an independent contractor will be reclassified as an employee for these or other legal purposes. In the event persons engaged by us as independent contractors are determined to be employees by the Internal Revenue Service or any applicable taxing authority, we would be required to pay applicable federal and state employment taxes and withhold income taxes with respect to such persons and could become liable for amounts required to be paid or withheld in prior periods and for costs, penalties and interest thereon. In addition, we could be required to include such persons in our employee benefit plans on a retroactive, as well as a current, basis. Furthermore, depending on the party that makes the legal challenge and the remedy sought, we could be subject to other liabilities sought by governmental authorities or private persons. At June 30, 1999, 18 consultants were engaged by us as independent contractors. Any challenge by the IRS, state authorities or private litigants resulting in a determination that such persons are employees would have a material adverse effect on our business, operating results and financial condition. From time to time new legislation may be proposed to establish more stringent requirements for the engagement of independent contractors. We are unable to assess the likelihood that any such legislation will be enacted. Further, our ability to retain independent contractors could in the future deteriorate, due in part to the lower commitment level that such contractors have to us.

OUR FUTURE SUCCESS SIGNIFICANTLY DEPENDS ON THE EXPERIENCE OF OUR KEY PERSONNEL

    Our future success depends, in significant part, upon the continued services of John D. Carreker, Jr., our Chairman of the Board and Chief Executive Officer, as well as other executive officers and key personnel. The loss of services of Mr. Carreker or one or more of our other executive officers or key employees could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that we will be able to retain our executive officers or key personnel. We do not maintain key-man life insurance covering any of our executive officers or key personnel.

WE ARE DEPENDANT UPON OUR ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL

    We believe our future success depends upon our continuing ability to attract and retain highly qualified banking, technical and managerial personnel. Competition for such personnel is intense, and we have at times experienced difficulties in attracting the desired number of such individuals. Further, our employees frequently have left to work in-house with our customers. There can be no assurance that we will be able to attract or retain a sufficient number of highly qualified employees or independent contractors in the future. The failure to attract and retain personnel in key positions could have a material adverse effect on our business.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP NEW TECHNOLOGIES AND
  SERVICES TO MEET THE CHANGING NEEDS OF OUR CURRENT AND FUTURE CUSTOMERS

    Our future depends, in part, on our ability to enhance our existing solutions and develop and introduce new solutions. In particular, our technologies and services must meet the needs of our current and prospective customers. They also must continue to meet the demands of technological advances and emerging industry standards and practices on a timely and cost-effective basis. Although we strive to be a technological leader, future technology advances may not complement or be compatible with our solutions. In addition, we may be unable to economically and timely incorporate technology changes and technology advances into our business. We may be unsuccessful in effectively using new technologies, adapting our solutions to emerging industry standards or developing, introducing and marketing solution enhancements or new solutions. We may also experience difficulties that could delay or prevent the successful development, introduction or marketing of these solutions. If

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we incur increased costs or are unable, for technical or other reasons, to develop and introduce new solutions or enhancements of existing solutions in a timely manner in response to changing market conditions or customer requirements, it could have a material adverse effect on our business.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS OR PREVENT THEIR
  UNAUTHORIZED USE, WHICH COULD DIVERT OUR FINANCIAL RESOURCES AND HARM OUR BUSINESS

    Our success significantly depends upon our proprietary technology and information. We rely upon a combination of patent, copyright, trademark and trade secret laws and confidentiality procedures to protect our proprietary technology and information. We have a number of issued patents and registered trademarks. There can be no assurance that the steps taken by us to protect these services and products are adequate to prevent misappropriation of our technology or that our competitors independently will not develop technologies that are substantially equivalent or superior to our technology. Further, it is very difficult to police unauthorized use of our software due to the nature of software. Any such misappropriation of our proprietary technology or information or the development of competitive technologies could have a material adverse effect on our business.

    In addition, the laws of certain countries in which our software is distributed offer less protection of intellectual property rights than the laws of the United States. For example, the laws of a number of foreign jurisdictions in which we license our software protect trademarks solely on the basis of the first to register. We currently do not possess any trademark registrations in foreign jurisdictions. We have common law copyright protection of our software under various international conventions and other laws, which may or may not prove effective. Accordingly, effective copyright, trademark and trade secret protection may not be available in foreign countries. There can be no assurance that the protection provided by the laws of the United States or such foreign jurisdictions will be sufficient to protect our proprietary technology or information.

    In addition, we may need to litigate claims against third parties to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. This litigation could result in substantial cost and diversion of management resources. A successful claim against us could effectively block our ability to use or license our technology in the United States or abroad. If we cannot adequately protect our proprietary rights, it could have a material adverse effect on our business.

OUR SOLUTIONS MAY INFRINGE PROPRIETARY RIGHTS OF OTHERS, WHICH MAY SUBJECT US TO
  COSTLY CLAIMS AND IMPAIR OUR ABILITY TO SELL OUR SOLUTIONS

    We could incur substantial costs in protecting and enforcing our intellectual property rights. Although presently there are no pending or threatened intellectual property claims against us, third parties may, in the future, assert patent, trademark, copyright and other intellectual property right claims to technologies which are incorporated into our solutions. In such event, we may be required to incur significant costs in reaching a resolution to the asserted claims. There can be no assurance that such a resolution would not require that we pay damages or obtain a license to the third party's intellectual property rights in order to continue licensing our software as currently offered or, if such a third-party license is required, that it would be available on terms acceptable to us. This could have a material adverse on our business.

WE RELY ON TECHNOLOGY LICENSED FROM THIRD PARTIES, THE LOSS OF WHICH MAY HARM
  OUR ABILITY TO SELL OUR SOLUTIONS

    We use certain technology licensed from third parties for use in our current software and software in development. These licenses generally require us to pay royalties and to fulfill confidentiality obligations. The termination of any such licenses, or the failure of the third-party licensors to

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adequately maintain or update their products, could result in delays in our ability to implement solutions or in delays in the introduction of our new or enhanced solutions while we search for similar technology from alternative sources, if any, which would prove costly. Any need to implement alternative technology could prove to be very expensive for us and any delay in solution implementation could result in a material adverse effect on our business, operating results and financial condition. It may also be necessary or desirable in the future to obtain additional licenses for use of third-party products in our solutions and there can be no assurance that we will be able to do so on commercially reasonable terms, if at all.

POTENTIAL YEAR 2000 ISSUES MAY EXPOSE US TO LIABILITY OR LOSS

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies, including those used by us, may need to be upgraded to be year 2000 compliant. In addition, if banks dedicate a significant portion of their information technology budgets to the resolution of Year 2000 issues, their ability to purchase our solutions may be adversely affected, which could have a material adverse effect on our business, operating results and financial condition.

    We are in the process of evaluating our information technology and non-information technology systems to determine their year 2000 compliance, but we have not yet completed this evaluation. Although all of the software currently offered by us is either designed to be Year 2000 compliant or has been upgraded to be Year 2000 compliant, we still offer some software which has imbedded software developed by a third party that is not certified for Year 2000 compliance. Internal tests have disclosed no Year 2000 problems with this application. We are in the process of addressing this situation with the third party to resolve the issue. There can be no assurance that our Year 2000 compliant software or related upgrades contain all necessary date code changes or that such software or upgrades will interface with our customers' other software programs. Further, liability claims could arise out of our delivery of solutions that address Year 2000 issues to the extent that such solutions do not effectively address such issues, and the failure of such solutions to effectively address Year 2000 issues could have a material adverse effect on our business, operating results and financial condition. In addition, although we believe that each of the software programs used in our management information system and other internal programs is Year 2000 compliant, there can be no assurance that such software will be Year 2000 compliant, and any failure to be so compliant may require additional expenditures by us to rectify the noncompliance.

WE MAY FACE LIABILITY CLAIMS, WHICH MAY HARM OUR FINANCIAL CONDITION

    Since we provide solutions that address critical functions of bank operations, we are exposed to possible liability claims from banks and their customers. Although we have not experienced any material liability claims to date, there can be no assurance that we will not become subject to such claims in the future. A liability claim against us could have a material adverse effect on our business, operating results and financial condition.

OUR ACQUISITIONS, STRATEGIC ALLIANCES OR INITIATIVES MAY BE DIFFICULT OR
  DISRUPTIVE, AND WE MAY NOT REALIZE EXPECTED BENEFITS

    We recently completed an acquisition and entered into several strategic alliances. We continue to evaluate other opportunities and may enter into strategic alliances and/or initiatives or make acquisitions of other companies or technologies in the future. Risks inherent in alliances or initiatives include, among others:

    - Substantial investment of our resources in the alliance or initiative

    - An inability to realize the intended benefits of an alliance or initiative

    - Increased reliance on third parties

    - Increased payment of third-party licensing fees or royalties for the incorporation of third-party technology into our solutions

    - Inadvertent transfer of our proprietary technology to strategic "partners"

    - Loss of control regarding development and marketing of products

    - Increased dependence on technology of third parties

    - Inability to gain market acceptance of the product or technology involved in the alliance or initiative

    - Increased investment of our resources in developing technology of a third party

    Acquisitions involve a number of risks, including:

    - Difficulty in assimilating acquired operations and products

    - Diversion of management's attention from other business concerns

    - Large write-offs and amortization expenses related to goodwill and other intangible assets

    - Loss of key employees of acquired organizations

    - Risks of entering markets in which we have no or limited prior experience

    - Payments of cash, incurrence of debt or assumption of other liabilities to acquire other businesses

    There can be no assurance that our entry into strategic alliances will be successful. In addition, there can be no assurance that we will be able to integrate successfully the operations, personnel or services that we have acquired or that we might acquire in the future, and a failure by us to do so could have a material adverse effect on our business.

    We are currently providing management services to ECCHO and PSN, which enables us to be an infrastructure development partner to the banking industry. These relationships are forms of strategic alliances. In order to support the formation and growth of PSN, we have invested time and technological resources in PSN and have outstanding loans to PSN aggregating $531,000 at June 30, 1999 ($500,000 of which has been reserved due to our belief that collection is doubtful). In addition, we have experienced, and may continue to experience, delays in collections of management fees from strategic alliances.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD FORCE US TO CHANGE OUR
  OPERATIONS

    Our primary customers are banks. Although the solutions currently offered by us have not been subject to any material, specific government regulation, the banking industry is regulated heavily, and we expect that such regulation will affect the relative demand for our solutions. There can be no assurance that federal, state or foreign governmental authorities will not adopt new regulations, and any adoption of new regulations could require us to modify our current or future solutions. The adoption of laws or regulations affecting us or our customers' business could reduce our growth rate or could otherwise have a material adverse effect on our business.

WE FACE RISKS FROM EXPANSION OF OUR INTERNATIONAL OPERATIONS, WHICH MAY HARM OUR
  BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION

    We have begun to provide solutions to banks outside the United States, and a key component of our growth strategy is to broaden our international operations. Our international operations are subject to risks inherent in the conduct of international business, including:

    - Unexpected changes in regulatory requirements

    - Fluctuations in the value of the U.S. dollar relative to other currencies

    - Export license requirements, tariffs and other economic barriers to free trade

    - Impact of possible adverse political and economic conditions

    - Reduced protection for intellectual property rights in some countries

    - Difficulties in collecting payments

    - Potentially adverse tax and labor consequences

    - Difficulties and costs of managing and staffing foreign operations

    - Impact of the policies of the United States and foreign governments on foreign trade

    - Cost of adapting our solutions to foreign markets

    If we do not realize our expected results from international operations, it could have a material adverse effect on our business.

OUR MANAGEMENT EXERCISES SUBSTANTIAL CONTROL OVER OUR AFFAIRS

    As of June 30, 1999, our executive officers and directors beneficially owned, in the aggregate, 51% of our outstanding common stock. Accordingly, these persons, if acting together, have substantial control over matters requiring approval by our stockholders, including the election of directors.

PROVISIONS IN OUR CHARTER DOCUMENTS MAY DETER POTENTIAL ACQUISITION BIDS FOR OUR
  BUSINESS, INCLUDING BIDS WHICH MAY BE BENEFICIAL TO OUR STOCKHOLDERS

    Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Our certificate of incorporation and bylaws provide for a classified board of directors serving staggered terms of three years, prevent stockholders from calling a special meeting of stockholders and prohibit stockholder action by written consent. Our certificate of incorporation also authorizes only the board of directors to fill director vacancies, including newly created directorships, and states that directors may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the outstanding shares of our voting stock voting together as a single class. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also discourage others from making tender offers for our shares. As a result, these provisions may prevent the market price of our common stock from reflecting the effects of actual or rumored takeover attempts. These provisions may also prevent significant changes in our board of directors and our management.

DELAWARE LAW MAY DETER POTENTIAL ACQUISITION BIDS FOR OUR BUSINESS, INCLUDING
  BIDS WHICH MAY BE BENEFICIAL TO OUR STOCKHOLDERS

    We are subject to the provisions of Delaware law which restrict certain business combinations with interested stockholders even if such a combination would be beneficial to stockholders. These provisions may inhibit a non-negotiated merger or other business combination. The anti-takeover provisions of the Delaware General Corporation Law prevent us from engaging in a "business combination" with any "interested stockholder" for three years following the date that the stockholder became an interested stockholder. For purposes of Delaware law, a "business combination" includes a merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets. In general, Delaware law defines an "interested stockholder" as any entity or person beneficially owning more than 15% of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by such entity or person. Under Delaware law, a Delaware corporation may opt out of the anti-takeover provisions. We do not intend to opt out of these anti-takeover provisions.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE EXTREMELY VOLATILE

    The trading price of our common stock has been and is likely to continue to be extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

    - Actual or anticipated variations in our quarterly operating results

    - Announcements of new products, product enhancements or services by us or our competitors

    - Changes in financial estimates or recommendations by securities analysts

    - Changes in general market and economic conditions

    - Announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments

    - Developments in our industry and in the banking industry

    - Sales of our common stock or other securities in the open market

    - Other events or factors that may be beyond our control

    We believe that factors such as quarterly fluctuations in financial results or announcements by us, our competitors, banks and other bank industry participants could cause the market price of our common stock to fluctuate substantially. In addition, the stock market may experience extreme price and volume fluctuations that often are unrelated to the operating performance of specific companies. Market fluctuations or perceptions regarding the banking industry and general economic or political conditions may adversely affect the market price of the common stock. In the past, following declines in the market price of a company's securities, securities class-action litigation often has been instituted against that company. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of the common stock offered by this prospectus.

                              SELLING STOCKHOLDERS

    The selling stockholders received the shares of common stock listed below in connection with a merger transaction pursuant to which we acquired Genisys Operation, Inc. In connection with this acquisition, the selling stockholders are parties to an Agreement and Plan of Merger, dated January 29, 1999, whereby the selling stockholders placed in escrow certain shares issued to each of them as collateral for their respective indemnification obligations under the merger agreement. Pursuant to the terms and conditions of the Escrow Agreement, dated January 29, 1999, between us and the selling stockholders, the shares held in escrow, as set forth in the table below, will be released to the appropriate stockholder if and to the extent we do not make any indemnification claims under the escrow agreement. Accordingly, the selling stockholders may not sell the shares held in escrow until such shares are released from the escrow.

    The following table sets forth information with respect to the selling stockholders, as of the date of this prospectus, including:

    - The number of shares issued to each selling stockholder in connection with the acquisition, exclusive of the shares held in escrow

    - The applicable number of shares held in escrow for each selling stockholder

    - The total number and approximate percentage of shares beneficially owned by each selling stockholder prior to the offering, assuming all the shares are released from the escrow

    - The total number of shares that may be sold under this prospectus, assuming all the shares are released from the escrow

    - Any material relationship that each of the selling stockholders has with us through their affiliation with Genisys Operation, Inc., our wholly-owned subsidiary

    The selling stockholders will not own any shares of our common stock after the completion of this offering, assuming all shares of common stock offered pursuant to this prospectus are sold and the selling stockholders do not purchase any additional shares of our common stock. There can be no assurance that all or any of the shares offered hereby will be sold. The selling stockholders will receive all of the net proceeds from the sale of the common stock offered by this prospectus. Each selling stockholder has sole voting power and investment power with respect to these shares. The address of the selling stockholders listed below is c/o Genisys Operation, Inc., 1903 Central Drive, Suite 1100, Bedford, Texas, 76021.

                        SHARES BENEFICIALLY OWNED PRIOR TO THE OFFERING
-----------------------------------------------------------------------------------------------
                                             NUMBER OF                                            NUMBER OF
                                              SHARES                                               SHARES
                                             ISSUED AS    NUMBER OF     TOTAL                    OFFERED BY   RELATIONSHIP TO
                                            OF JANUARY   SHARES HELD  NUMBER OF                     THIS          GENISYS
NAME OF THE SELLING STOCKHOLDERS             29, 1999     IN ESCROW     SHARES     PERCENTAGE    PROSPECTUS   OPERATION, INC.
------------------------------------------  -----------  -----------  ----------  -------------  -----------  ----------------
Kevin J. Taylor...........................     242,411       26,933      269,344          1.5%      269,344      President

Ronald W. Kreykes.........................     224,114       24,902      249,016          1.3       249,016   Vice President,
                                                                                                                Development
Patrick M. Rogal-Davis....................     224,114       24,902      249,016          1.3       249,016   Vice President,
                                                                                                                Development
Thomas R. Flannery........................     224,114       24,902      249,441          1.3       249,016   Vice President,
                                                                                                                   Sales
Robert A. Walsh...........................     201,245       22,361      225,606          1.2       223,606   Vice President,
                                                                                                                   Sales
                                            -----------  -----------  ----------                 -----------
Total:....................................   1,115,998      124,000    1,242,423                  1,239,998
                                            -----------  -----------  ----------                 -----------
                                            -----------  -----------  ----------                 -----------

    We have agreed to use our reasonable best efforts to keep this registration statement effective for a period of 180 days from the effective date of this registration statement.

                              PLAN OF DISTRIBUTION

    The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. Shares may be sold by one or more of the following means of distribution:

    - Block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    - Purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

    - Over-the-counter distributions in accordance with the rules of the Nasdaq National Market;

    - Ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

    - Privately negotiated transactions.

    To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealer or other financial institutions. In connection with such transactions, broker-dealer or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

    In effecting sales, brokers, dealers or agents engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We will pay all reasonable expenses incident to the registration of the shares being offered hereby other than any commissions and discounts of underwriters, dealers or agents.

    In order to comply with the securities laws of certain states, if applicable, the shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

    We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

    At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

    We have agreed to indemnify the selling stockholder and any person controlling the selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered by this prospectus has been passed upon by Locke Liddell & Sapp LLP, Dallas, Texas. Maurice E. Purnell, Jr., a partner of Locke Liddell & Sapp LLP, is the Secretary of Carreker-Antinori, Inc.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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                                1,239,998 SHARES
                            CARREKER-ANTINORI, INC.

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS
                                 --------------

                                 AUGUST 6, 1999

    You should rely only on information contained in this prospectus. We have not authorized anyone to give any information or make any representations in connection with this offering other than those contained in this prospectus. If anyone gives you any such information or makes any such representations, you should not rely on it or them as having been authorized by us. This prospectus is not an offer to sell common stock and it is not soliciting an offer to buy common stock in any state where the offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

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